Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Techne Corporation:

We consent to the use of our reports dated August 27, 2018 with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2018 and 2017 and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the effectiveness of internal control over financial reporting as of June 30, 2018, incorporated by reference herein.

Our report dated August 27, 2018, on the effectiveness of internal control over financial reporting as of June 30, 2018, contains an explanatory paragraph that states that the scope of management’s assessment of the effectiveness of internal control over financial reporting excluded the operations of Trevigen, Inc., Atlanta Biologicals, Inc., and Eurocell Diagnostics SAS, which were acquired during fiscal 2018.  Trevigen Inc., Atlanta Biologicals, Inc., and Eurocell Diagnostics SAS represented 5.3% of Bio-Techne Corporation’s total assets and 1.7% of its total revenues as of and for the fiscal year ended June 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Trevigen, Inc., Atlanta Biologicals, Inc., and Eurocell Diagnostics SAS.

/s/KPMG
Minneapolis, Minnesota
November 7, 2018